                                        EXHIBIT 4.4
                                        Conformed Signature Copy




                                February 18, 1997
                                 (Closing Date)

Harmony Brook, Inc.
1030 Lone Oak Road
Eagan, Minnesota 55121

          Re:  Second Amended and Restated Letter Loan Agreement

Dear Mr. Hawley:

          Reference is made to that Amended and Restated Letter Loan Agreement dated November 9, 1995 between First Bank National Association (the "Bank") and Harmony Brook, Inc., a Minnesota corporation (the "Borrower")(the "Prior Letter Agreement"). This Second Amended and Restated Letter Loan Agreement (the "Agreement") amends and restates the Prior Letter Agreement.

1. (a) TERM NOTE. Upon the terms and subject to the conditions hereof, on the Closing Date, the outstanding principal balance of the Facility A Term Note and the Facility B Term Note (as such terms, the Facility A Term Note and Facility B Term Note are defined in the Prior Letter Agreement) shall be consolidated into one term loan (the "Term Loan"). The Term Loan shall be evidenced by the Term Note substantially in the form of Exhibit A attached hereto (the "Term Note"). On the Closing Date the Borrower shall pay all accrued and outstanding interest on the Facility A Term Note and the Facility B Term Note. The Term Note is issued in substitution and replacement, but not in payment, of the Facility A Term Note and the Facility B Term Note. Interest on the Term Note shall accrue at the rate and shall be payable at the times set forth therein. Principal on the Term Note shall be payable in equal consecutive monthly installments of $37,865 commencing March 1, 1997 and continuing on the first day of each month thereafter through January 1, 2000, and one final payment of the entire outstanding principal balance on February 1, 2000. Upon the occurrence and during the continuation of any Event of Default all amounts outstanding under the Term Note shall bear interest at the rate otherwise applicable thereto, plus 2% per annum.

          (b) FACILITY A RESTRUCTURING FEE. The Borrower shall pay to the Bank a Restructuring Fee of $15,000 in three installments of $5000 each due and payable on March 1, 1997, June 1, 1997 and September 1, 1997.

2. DOCUMENTATION. The Bank shall have no obligation to enter into the restructuring as provided regarding Facility A and Facility B herein until the Bank has received all of the following, in form and substance satisfactory to the Bank.

                    (i)       The Agreement executed by the Borrower.

                    (ii) The Term Note, in the form of Exhibit A attached hereto, executed by the Borrower.

                    (iii) Current searches of the records in appropriate offices, in Minnesota only, indicating that no financing statements or tax liens are on file against the Borrower or any of the Borrower's assets, except financing statements in favor of the Bank and prior financing statements in favor of Sunrise Leasing Corporation and Sunrise Financial Resources, Inc., and a subsequent financing statement in favor of Citicorp Dealer Finance.

                    (iv) Certified resolutions of the Borrower's board of directors authorizing the Borrower to enter into this Agreement and to sign the Term Note, and all other instruments and agreements provided for in this Agreement, together with a certificate of incumbency identifying the officer or officers authorized to execute this Agreement and the documents related hereto, including a specimen signature of each officer so authorized.

                    (v) Copies of the Borrower's articles of incorporation and all amendments thereto certified by the Minnesota Secretary of State and a copy of the Borrower's bylaws and all amendments thereto, certified as current and complete as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower or, in the alternative, a certificate of an officer of the Borrower certifying there has been no change in the Articles and Bylaws of the Borrower since the same were last certified to the Bank.

                    (vi) A Certificate of Good Standing issued by the Minnesota Secretary of State certifying that the Borrower is in good standing under the laws of the State of Minnesota, dated within 15 days of the Closing Date.

                    (vii) The Restructuring Fee as set forth in paragraph 1(b) hereof.

                    (viii) Such other documents or requirements as the Bank may reasonably require.


3. SECURITY. The Borrower acknowledges and agrees that the obligations and indebtedness of the Borrower under the Term Note are secured by the Security Agreement dated October 17, 1994 from the Borrower to the Bank as well as any prior security agreement from the Borrower to the Bank, a Collateral Assignment of Trademarks dated April 26, 1995, and a Borrower's Pledge Agreement dated April 26, 1995.

4. REPRESENTATIONS The Borrower represents and warrants to the Bank as follows:

               (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

               (b) The Borrower's execution, delivery and performance of this Agreement, the Term Note and all other instruments and agreements executed in connection with the Agreement (the "Loan Documents") have been properly authorized by all necessary corporate action and do not require governmental approval.


               (c) The Loan Documents have been properly executed and constitute the Borrower's legal, valid and binding obligations, enforceable against the Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

               (d) The financial statements that the Borrower has furnished to the Bank fairly represent the financial condition of the Borrower on the date of those statements and the results of the Borrower's operations for the periods referred to in those statements. The Borrower's statements were prepared in accordance with generally accepted accounting principles. There have been no material adverse changes in the properties or financial condition of the Borrower since the date of the latest statements furnished to the Bank.

               (e) There are no actions, suits or proceedings pending or threatened against or affecting the Borrower or the Borrower's properties before any court or governmental agency, which if determined adversely to the Borrower would have a material adverse effect on the financial condition of the Borrower and its subsidiaries taken as a whole.

               (f) The Borrower has filed all required tax returns and has paid all taxes due (including payroll and withholding taxes).

               (g) There are no mortgages or security interests on any of the Borrower's assets, except for the security interests in favor of the Bank and except with respect to assets being acquired under a capitalized lease or installment sales contract and except for the security interests as currently in effect in favor of Sunrise Leasing Corporation, Sunrise Financial Resources, Inc. and Citicorp Dealer Finance.

               (h) The Borrower does not maintain any defined benefit employee retirement benefit plans for any of the Borrowers' employees.

5. REPORTING. The Borrower will deliver to the Bank the following financial statements in a form acceptable to the Bank:

               (a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower consisting of at least statements of income, cash flow and stockholders' equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual financial statements, audited by independent certified public accountants selected by the Borrower and acceptable to the Bank; and a Compliance Certificate, including a statement signed by the chief financial officer of the Borrower stating that as at the end of such fiscal year there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

               (b) As soon as available and in any event within 30 days after the end of each fiscal month, internally prepared financial and operating statements, substantially similar to the annual audited statements, signed by the chief financial officer or controller of the Borrower; together with a Compliance Certificate, including a statement signed by the chief financial officer or controller of the Borrower stating that as at the end of such month there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

               (c) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

               (d) As soon as available and in any event within 180 days after the end of each fiscal year of the Borrower, a copy of the auditor's management letter prepared by the auditor of the statements provided in 6(a) above.

The Borrower will also notify the Bank in writing within 30 days after any lawsuit or other legal proceeding in which the damages sought exceed $25,000 has been commenced against the Borrower.

6.             OTHER AFFIRMATIVE COVENANTS.  The Borrower will:

               (a) Pay the Borrower's taxes (including payroll and withholding taxes) when due, and pay all charges when due that may become a lien on any of the Borrower's assets, provided that the Borrower may contest taxes in good faith by proceedings diligently pursued, so long as the Borrower maintains a cash reserve sufficient to pay such taxes and any penalties, interest or other charges assessed in respect thereto.

               (b) Keep adequate financial records, and permit the Bank, upon reasonable notice, to examine those records and inspect and audit the Borrower's inventory and other assets and discuss the Borrower's affairs with any of the Borrower's officers at any reasonable time, and permit the Bank or its representative to perform collateral audits twice a year at the Borrower's expense.

               (c) Maintain the Borrower's properties in good condition, repair and working order, keep the Borrower's properties and business adequately insured, and maintain the insurance required under any security agreement or mortgage, against such loss and damage and in such amount as is customarily insured against by persons operating similar properties and/or engaged in similar businesses to, the Borrower, with loss payee endorsements in favor of the Bank.

               (d) Comply in all material respects with all applicable laws, rules and regulations to which the Borrower may be subject.

               (e) Maintain the Borrower's existence as a corporation in good standing under the laws of the State of Minnesota.

               (f) Maintain a minimum Capital Base of not less than (i) $7,000,000 at all times through March 1, 1997, and (ii) $7,500,000 at all times thereafter. All accounting terms capitalized in this Agreement and not otherwise defined shall be defined in accordance with GAAP except that Net Worth shall be determined exclusive of currency adjustments for foreign assets. Capital Base shall mean Net Worth plus Subordinated Debt. Subordinated Debt shall mean indebtedness of the Borrower the repayment of which is specifically subordinated to repayment of the Borrower's indebtedness to the Bank on terms satisfactory to the Bank.

               (g) Maintain a ratio of the Borrower's Current Assets to the Borrower's Current Liabilities of not less than 0.75 to
                        1.0 tested monthly as of the last day of each month.

               (h) Maintain a minimum coverage ratio of not less than 1.05 to 1.0 for each twelve month period ending December 31, beginning with the twelve month period ending December 31, 1997. The Borrower's coverage ratio is the ratio of its Cash Flow to Debt Service. "Cash Flow" means the Borrower's Net Income plus the sum of the Borrower's Depreciation, Amortization, and any other non-cash expenses, plus the Borrower's Interest Expense, plus the amount paid on any lease obligations, less the Borrower's non-cash revenues. "Debt Service" means the amount of Interest and Principal paid by the Borrower on any indebtedness plus the amount of rent paid on any lease obligations.

               (i) Not allow its Net Loss for the fiscal year ending December 31, 1997 to exceed $350,000, and will maintain a minimum Net Income of not less than $100,000 for the fiscal year ending December 31, 1998 and will maintain a Net Income of not less than $250,000 for each fiscal year thereafter.

               (j) Maintain on deposit with the Bank the balance of any proceeds received by the Borrower from any offerings of capital, except to the extent such proceeds are used for general corporate purposes.

               (k) Maintain a cash balance on deposit with the Bank at all times of no less than $150,000.

               (l) Obtain commitments for at least $1,000,000 in Subordinated Debt or additional equity on or before March 1, 1997, with at least $700,000 of such Subordinated Debt or equity to be paid in to the Borrower on or before February 28, 1997, with the remainder to be paid by no later than April 30, 1997, and the Borrower will pay 30% of the proceeds of such Subordinated Debt or equity to the Bank, as the same is received for application on the Term Note. The Subordinated Debt will permit no payments of principal until at least one month after final maturity of the Term Loan.

7.             NEGATIVE COVENANTS.  Without the Bank's written consent, the
               Borrower will not:

               (a) Grant any mortgage, security interest, assignment or any other lien on any of the Borrower's assets (including capitalized leases), or permit any such lien to exist or continue, or subordinate any rights the Borrower may have, except for liens in the Bank's favor and the existing liens in favor of Sunrise Leasing Corporation, Sunrise Financial Resources, Inc., and Citicorp Dealer Finance, or liens in favor of a subordinate lender that are subordinate to the liens of the Lender.

               (b) Borrow any money, or sign any promissory note, or permit any such loan or note to remain outstanding, in an amount exceeding $50,000 in the aggregate in any fiscal year, except for loans from the Bank and notes to the Bank, and indebtedness secured by liens permitted under 7(a) above.

               (c) Guarantee any obligations, except the endorsement of checks for collection.

               (d) Sell any of the Borrower's assets except in the ordinary course of business.

               (e) Consolidate or merge with any other corporation or partnership.

               (f) Engage in any line of business substantially different from the Borrower's current business.

               (g) Make or keep outstanding loans or advances to any of the Borrower's officers, shareholders or employees over $5,000 in each case, and except as in effect on the date of this Agreement.

               (h) Pay any cash dividends or shareholder distributions, or redeem any stock for cash in any fiscal year.

               (i) Make any investments or loans other than investments in bank accounts or certificates and federal government securities of a maturity of one year or less.

               (j) Spend more than (i) $1,200,000 in cash plus that portion of any amount of additional equity or Subordinated Debt raised in excess of $1,000,000 from January 1, 1997 through December 31, 1997 (less the amount required to be paid to the Bank under paragraph 8 below), and (ii) $400,000 in cash plus any amount of additional equity or Subordinated Debt raised during any fiscal year thereafter, for capital expenditures; provided that the Borrower will not spend more than $25,000 of such expenditures in any fiscal year for new equipment located in, or to be located in, Mexico (although the Borrower may send used or refurbished equipment to its Mexican subsidiary up to an aggregate value of $100,000 per fiscal year). For purposes of this covenant capital expenditures shall mean the change during the period of determination in the Borrower's gross fixed assets as reflected on its financial statements, including the inventory reclassification category.

8. MANDATORY PREPAYMENTS. If at any time after the date of this Agreement through December 31, 1997, the Borrower raises capital through Subordinated Debt, 30% of the proceeds received by the Borrower on account of such Subordinated Debt shall immediately be paid to the Bank for reduction of principal on the indebtedness under the Term Note as set forth in this Agreement.

9. RIGHT TO CHARGE CHECKING ACCOUNT. The Borrower authorizes the Bank to charge the Borrower's checking account with the Bank for any amounts due on the Term Note.

10.            EVENTS OF DEFAULT; REMEDIES.

               A. The occurrence of any one or more of the following events shall constitute an Event of Default:

                        (1) The Borrower shall fail to make when due (whether by acceleration or otherwise) or within 5 days thereafter, any payment of principal of or interest on the Term Note, or any other obligations of the Borrower to the Bank pursuant to this Agreement.

                        (2) Any representation or warranty made by or on behalf of the Borrower in this Agreement or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Bank pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

                        (3) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in this Agreement (except for those set forth in subsections (1) and (2) above) and such failure to comply shall continue for twenty calendar days.

                        (4) The Borrower shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of its property, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of its property and shall not be discharged within 45 days, or the Borrower shall make an assignment for the benefit of creditors.

                        (5) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower or shall remain undismissed for 45 days, or an order for relief shall have been entered against the Borrower.

                        (6) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower shall be consented to or acquiesced in by the Borrower or shall remain undismissed for 45 days.

                        (7) The audited Financial Statements furnished to the Bank pursuant to Section 5(a) of this Agreement for the period ended December 31, 1996, shall prove to be materially worse than the year-end financial statements prepared by the Borrower and furnished to the Bank.

                        (8) A judgment or judgments for the payment of money in excess of the sum of $75,000 in the aggregate shall be rendered against the Borrower and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgment by such judgment creditor, within 45 days from the date of entry thereof, and within said period of 45 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

                        (9) The maturity of any indebtedness of the Borrower, other than indebtedness under this Agreement to the Bank shall be accelerated, or the Borrower shall fail to pay any such indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.

                        (10) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

                        (11) The occurrence of an Event of Default under the Term Note or under any other agreement between the Borrower and the Bank.

               B.       If (i) any Event of Default described in Sections 10A
                        (4), (5) or (6) shall occur with respect to the Borrower, all other obligations of the Borrower to the Bank under this Agreement and the Term Note shall automatically become immediately due and payable, or
                        (ii) any other Event of Default shall occur and be continuing, then the Bank may declare the Term Note and all other obligations of the Borrower to the Bank under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Term Note to the contrary notwithstanding, and enforce all rights and remedies under any applicable law.

11. EXPENSES. The Borrower agrees to pay on demand all of the costs and expenses incurred by the Bank in connection with any audits and the negotiation, preparation, execution, perfection, administration, amendment, and enforcement of this Agreement and the other Loan Documents, including reasonable attorneys' fees and expenses for lawyers employed by the Bank or the Bank's affiliates.



12.            MISCELLANEOUS.
               (a) If the Bank does not exercise a right it has against the Borrower, or if the Bank delays in exercising a right, that does not mean that the Bank gives up that right.

               (b) No Loan Document can be changed unless the Bank signs a written amendment.

               (c) The Bank has no obligation to renew or extend this Agreement or the Term Note.

               (d) Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from two days after the date of mailing if mailed.

               e) The Bank may assign this Agreement to any successor bank or any affiliate. This Agreement will be enforceable against the Borrower and the Borrower's successors.

13. WAIVER. Upon execution of this Agreement and compliance by the Borrower with all conditions set forth in paragraph 2, the Bank waives the Events of Default that occurred under the Prior Letter Agreement due to the Borrower's failure to comply with the provisions of the financial covenants set forth therein in paragraphs 7(f), 7(h), 7(i) and 7(j) for all periods ended prior to execution of this Agreement and waives compliance with the provisions of paragraph 6(k) of this Agreement from the execution
               of this Agreement until March 1, 1997.    Such waivers are
               limited to the terms hereof and to the periods so specified and do not extend to any other Events of Default or any other periods.



Please indicate your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to the undersigned.

                                    Very truly yours,

                                    FIRST BANK NATIONAL ASSOCIATION

                                   By    /S/ FREDERICK H. LADNER
                                        -------------------------------
                                   Its      Vice President
                                        -------------------------------

Accepted and agreed to this 17th day
of February, 1997    .


HARMONY BROOK, INC.


By      /s/ James C. Hawley
   ------------------------------
  Its           President
     ------------------------------

                                                                       Exhibit A

                                    TERM NOTE

$2,571,902.00  February 18, 1997


FOR VALUE RECEIVED, HARMONY BROOK, INC. (the "Borrower") hereby promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Lender") the principal sum of TWO MILLION FIVE HUNDRED SEVENTY-ONE THOUSAND NINE HUNDRED TWO AND NO/100 DOLLARS ($2,571,902.00) together with interest (calculated on the basis of actual days elapsed and a year of 360 days) on the unpaid principal balance hereof at the rate or rates set forth below. Payments will be made to the Lender at its office at Edina, Minnesota or at such other place as the Lender may from time to time hereafter designate to the Borrower in writing in immediately available, lawful money of the United States of America.

INTEREST RATE

The unpaid principal balance hereof from time to time outstanding shall bear interest at a floating rate per annum equal to the sum of the "Reference Rate" of the Lender plus 3.75% PROVIDED, HOWEVER, that in the event that Borrower's net income from operations as of any fiscal year end (as reported in Borrower's annual certified financial statements as required by Section 5(a) of the Loan Agreement (defined below)) is at least $0, and there are no outstanding Events of Default, then the interest rate per annum shall be the Reference Rate plus 3.25% from and after the first day of the first calendar month following the date of Lender's receipt of the certified audit report, but in any event not sooner than March 1, 1998 and shall continue at the Reference Rate plus 3.25% as long as Borrower's net income from operations as of any subsequent fiscal year end (as report in Borrower's annual certified financial statement, as required by Section 5(a) of the Loan Agreement (defined below)) remains at least $0. In the event of any changes in the Reference Rate, the rate applicable hereto shall change effective as of such change in the Reference Rate. The Reference Rate is the rate publicly announced by the Lender from time to time as its Reference Rate; the Lender may lend to its customers at rates that are at, above or below the Reference Rate.

Upon the occurrence and during the continuation of any Event of Default the outstanding principal hereunder shall bear interest at a rate per annum equal to the rate of interest otherwise applicable thereto, plus 2.0%.

REPAYMENT

The principal hereof is payable in consecutive monthly installments of $37,865 each on the first day of each month, commencing March 1, 1997 through January 1, 2000 and one final payment on February 1, 2000 in the amount of the entire remaining principal balance.

Interest hereon shall be payable in arrears on the same days as principal is payable.

This Note may be prepaid by the Borrower at any time in whole or from time to time in part (in minimum partial payments of at least $10,000) without premium or penalty. Any partial prepayment shall be applied first against accrued and unpaid interest and the balance shall be applied against the installments hereon in the inverse order of maturity.

BORROWER ACCOUNT; PAYMENT DATES

The Lender is authorized to charge any account maintained by the Borrower with the Lender for payment of any amount owing on this Note when due. Whenever any payment to be made on this Note shall be stated to be due on a Saturday, Sunday or legal holiday, such payment shall be made on the next succeeding business day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

OTHER AGREEMENTS

This Note is issued pursuant to an Second Amended and Restated Letter Loan Agreement of even date herewith (as the same may hereafter be amended, modified or supplemented, or any agreement entered into in substitution or replacement thereof, the "Loan Agreement") between the Borrower and the Lender and is secured pursuant to documents described in the Loan Agreement (as the same may hereafter be amended, modified or supplemented, or any agreement entered into in substitution or replacement therefor, the "Security Documents") given by the Borrower to the Lender. The Note is issued in substitution and replacement, but not in payment, of certain notes as described in the Loan Agreement.



EVENTS OF DEFAULT; REMEDIES OF LENDER

The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default the Lender may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Lender may exercise all rights and remedies under the Loan Agreement and the Security Documents and as may otherwise be allowed by law:

     (a) The Borrower shall fail to make any payment of principal or interest hereon when due and such failure shall continue for 5 days after the due date thereof.

     (b)  The Borrower shall fail to comply with any other term of this Note .

     c) The Borrower shall submit to Lender any credit application, financial statement or other written information which shall prove to be incorrect in any material respect when made, or the Borrower shall fail to provide financial statements upon request or as otherwise required.

     d) Any default or Event of Default shall occur under the Loan Agreement or any of the Security Documents and shall continue beyond the period of grace, if any, applicable thereto.

If any Event of Default occurs the Borrower agrees to pay all costs of collection, including attorneys' fees, and the Lender shall have the right to set off any indebtedness of the Lender to the Borrower against the indebtedness on this Note.

OTHER TERMS

This Note cannot be amended or modified, or any provisions hereof waived, except pursuant to a writing signed by the Lender. The Lender does not, by failing to exercise or delaying in exercising any right against the Borrower give up that right. The Lender has no obligation to renew or extend this Note. If part of this Note is unenforceable, the rest of it will still be enforceable. The Lender may assign this Note or grant participations herein at any time without the Borrower's consent and share information about the Borrower in connection therewith.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

AT THE OPTION OF THE LENDER THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

EACH OF THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE OF THIS NOTE, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower hereby waives presentment for payment, notice of dishonor, protest and notice of protest.

                              HARMONY BROOK, INC.

                              By     Exhibit Copy
                                    ----------------------
                              Title
                                    ----------------------

                                                                       Exhibit B
                             COMPLIANCE CERTIFICATE


     This certificate is signed on ______________, 199__. The figures on this certificate were determined as of _________, 199__.

     This certificate is delivered under a loan agreement dated February ______, 1997, between First Bank National Association and the Company named below.

     I certify that the following amounts were correctly determined according to the loan agreement.

Covenants:                                        Required           Actual
                                                  --------           ------

     Capital Base
               through 3-1-97                     $7,000,000
               thereafter                         $7,500,000

     Current Ratio-minimum                        0.75:1.0

     Net Loss (FYE 12/31/97)-max                  $350,000
     Net Income (FYE 12/31/98)-min                $100,000
     and thereafter-minimum                       $250,000

     Coverage Ratio
        (annual only, beginning with
        FYE 12/31/96)                             1.05:1.0

     CAPEX
               Max 1-1-97 through 12-31-97        $1,200,000
               each fiscal year thereafter        $400,000
     (limitation of $25,000 per fiscal
     year expended for new equipment
     for Mexican subsidiary and $100,000
     for used or refurbished equipment
     transferred to the Mexican
     subsidiary.) Limit increased by (a)
     Sub Debt in excess of $1,000,000 raised
     in 1997 (exclusive of amount
     that must be paid to Bank),
      and (b) Sub Debt raised thereafter.

                                                  Required           Actual
                                                  --------           ------
     Cash balance on Deposit with
     Bank-minimum $150,000


                                                  HARMONY BROOK, INC.

                                                  By
                                                    ---------------------------
                                                    Its
                                                        -----------------------